UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2022

CHART INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11442	34-1712937
(State of other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3055 Torrington Drive Ball Ground, Georgia	30107
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (770) 721-8800

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.01	GTLS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement

On November 21, 2022, Chart Industries, Inc., a Delaware corporation (the “Company”), entered into an amendment (“Amendment No. 1”) to its fifth amended and restated revolving credit agreement, dated as of October 18, 2021 (the “Credit Agreement” and as amended by the Amendment No. 1, the “Amended Credit Agreement”), by and among the Company, the subsidiaries of the Company designated as borrowers from time to time thereunder, the lenders named therein, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., Fifth Third Bank, National Association, HSBC Bank USA, National Association, PNC Bank, National Association and Wells Fargo Bank, National Association, as Co-Syndication Agents, and BMO Harris Bank, N.A., Capital One, N.A., Citizens Bank, N.A., MUFG Union Bank, N.A. and Regions Bank, as Co-Documentation Agents.

Amendment No. 1 modifies certain provisions of the Credit Agreement to, among other things (i) permit the closing of the transaction (the “Transaction”) contemplated by the previously announced Equity Purchase Agreement (the “Purchase Agreement”) by and among the Company and Granite Holdings I B.V., a Dutch private limited liability company, Granite Holdings II B.V., a Dutch private limited liability company (“BV II”), and Granite US Holdings GP, LLC, a Delaware limited liability company, Granite US Holdings LP, a Delaware limited partnership (“Granite US”), Granite Acquisition GmbH, a German limited liability company (“Granite Germany”), Granite Canada Holdings Acquisition Corp., a corporation formed pursuant to the laws of British Columbia (“Granite Canada”), and HowMex Holdings, S. de R.L. de C.V., a Mexican limited liability company (“Granite Mexico” and, together with BV II, Granite US, Granite Germany and Granite Canada, the “Acquired Companies”), and the related financing transactions, including the incurrence of up to $3.375 billion of indebtedness under a senior bridge facility (the “Bridge Facility”); (ii) permit the incurrence of additional indebtedness to replace or refinance the Bridge Facility (either within the existing facility, or outside the facility, in each case on a pari passu, junior or unsecured basis) as well as additional incremental indebtedness or other equivalent indebtedness outside of the Bridge Facility, subject to ratio incurrence tests and a customary starter basket; (iii) adjust the financial covenants in the Credit Agreement following effectiveness of the Transactions by (A) reducing the interest coverage ratio to (x) 2.00 to 1.00 until the last day of the sixth full fiscal quarter after the closing of the Transaction, and (y) 2.50 to 1.00 thereafter; and (B) increasing the total net leverage ratio covenant to (x) 6.00 to 1.00 until the last day of the fourth full fiscal quarter ending after the closing of the Transaction, (y) 5.00 to 1.00 until the last day of the sixth full fiscal quarter ending after the closing of the Transaction and (z) 4.50 to 1.00 thereafter; and (iv) make certain other changes, including with respect to the ability to borrow in certain foreign currencies, and other modifications to the negative covenants to accommodate the business and operations of the Acquired Companies within the Amended Credit Agreement.

To the extent the Transaction does not close prior to the “Termination Date” (as defined in the Purchase Agreement), the amendments to the Credit Agreement effected by Amendment No. 1 will automatically terminate and be of no further force and effect. The foregoing description of Amendment No. 1 is qualified in its entirety by reference to the text of Amendment No. 1, a copy of which is being filed with the Securities and Exchange Commission as an exhibit to this current report on Form 8-K.

Some of the financial institutions party to Amendment No. 1 and their respective affiliates have performed, and/or may in the future perform, various commercial banking, investment banking and other financial advisory services in the ordinary course of business for the Company and its respective subsidiaries, for which they have received, and/or will receive, customary fees and commissions.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

10.1	Amendment No. 1, dated as of November 21, 2022, to the Credit Agreement, dated as of October 18, 2021, by and among Chart Industries, Inc., the subsidiaries of Chart Industries, Inc. designated as borrowers from time to time thereunder, the lenders named therein, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., Fifth Third Bank, National Association, HSBC Bank USA, National Association, PNC Bank, National Association and Wells Fargo Bank, National Association, as Co-Syndication Agents, and BMO Harris Bank, N.A., Capital One, N.A., Citizens Bank, N.A., MUFG Union Bank, N.A. and Regions Bank, as Co-Documentation Agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chart Industries, Inc.

Date: November 22, 2022

	By:	/s/ Jillian C. Evanko
	Name:	Jillian C. Evanko
	Title:	President and Chief Executive Officer